Filed pursuant to Rule 424(b)(7)
Registration No. 333-153355

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Stock, $.01 par value per share	3,480,580	$27.04	$94,114,883.20	$3,698.72

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(r) under the Securities Act of 1933.
(2) Calculated pursuant to Rule 457(r) under the Securities Act of 1933.

Prospectus Supplement
(To Prospectus dated September 5, 2008)

3,480,580 Shares

KBW, Inc.

Common Stock
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This prospectus relates to 3,480,580 shares of common stock of KBW, Inc. that certain selling stockholders may offer and sell from time to time in amounts, at prices and on terms that will be determined at the time of the offering.  KBW, Inc. will not receive any proceeds from the offerings made pursuant to this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “KBW.”

You should carefully read this prospectus and any prospectus supplement, together with the documents incorporated by reference, before you invest in the common stock.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-1 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

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Keefe, Bruyette & Woods
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The date of this prospectus supplement is November 5, 2008

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

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You should rely only on the information contained or incorporated by reference in this prospectus supplement and accompanying prospectus.  We and the selling stockholders have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates.  Our business, financial condition, results of operations and prospects may have changed since those dates.

i

RISK FACTORS

You should carefully consider the following risks and all of the other information set forth in this prospectus supplement before deciding to invest in shares of our common stock.  If any of the events or developments described below actually occurred, our business, financial condition or results of operations would likely suffer.  In that case, the trading price of our common stock would likely decline, and you could lose all or part of your investment in our common stock.

Risks Related to Our Business

Difficult market conditions have adversely affected the financial services industry, which is the industry on which we focus.

We focus on the financial services industry, which is experiencing unprecedented change and volatility.  During 2008, several banks and securities firms in the United States and elsewhere have failed outright or have been acquired by other financial institutions, often in distressed sales.  In the United States, where our principal businesses are conducted, declines in the housing market, with falling home prices and increasing foreclosures, have adversely affected the credit performance of mortgage loans and resulted in material writedowns of asset values by financial institutions, including government-sponsored entities, banks, securities firms and insurers.  These writedowns have caused many financial institutions to seek additional capital, often at substantial discounts from previously reported stock prices, even as confidence and stock prices have fallen.  Concern about the stability of financial markets and the strength of counterparties has caused many traditional sources of credit, such as banks, securities firms and insurers, as well as institutional and private investors, to reduce or cease providing funding to borrowers. As described in the following risk factor, the U.S. government has adopted numerous measures in an attempt to stabilize the financial markets and recapitalize major financial institutions.  Despite substantial efforts by the U.S. and other governments to restore confidence and reopen sources of credit, it is unknown whether conditions will improve in the near future.

The injection of a significant amount of equity capital into the U.S. financial industry by the Treasury on favorable financial terms may change or delay the plans of our clients to conduct capital markets transactions and may delay or slow consolidation in the industry.  This factor and/or a continuation or worsening of current conditions may cause us to face some or all of the following risks:

•
The number of M&A transactions where we act as adviser could be adversely affected by continued uncertainties in valuations related to asset quality and creditworthiness, volatility in the equity markets and diminished access to financing.  Also, these conditions could increase the execution risk in M&A transactions where we act as an adviser.

•	Our opportunity to act as underwriter or placement agent in equity and debt offerings could be adversely affected by competing government sources of equity or by volatile equity or debt markets.

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We may experience losses in securities trading activities or as a result of write downs in the value of securities that we own as a result of deteriorations in the businesses or creditworthiness of the issuers of such securities.

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We may incur unexpected costs or losses as a result of the bankruptcy or other failure of companies for which we have performed investment banking services to honor ongoing obligations such as indemnification or expense reimbursement agreements.

•	Our plans for expansion may not be realized in the current environment.

•	Competition in our investment banking, sales and trading businesses could intensify as a result of the increasing pressures on financial services companies.

•	Our industry could face increased regulation as a result of legislative or regulatory initiatives, and the responsibilities of the SEC and other federal agencies may be reallocated.

•	Government intervention may not succeed in stabilizing the financial and credit markets and may have negative consequences for our business.

Current and future government intervention in the financial and credit markets may alter the industry and have negative consequences for our business and may diminish the opportunities available to us.

The U.S. and foreign governments have intervened in 2008 to an unprecedented extent in the financial and credit markets.  Among other things, U.S. government regulators have encouraged, and in some cases structured and provided financial assistance for, business combinations among banks, securities firms, insurers and other financial companies.

Both the Housing and Economic Recovery Act of 2008 and the Emergency Economic Stabilization Act of 2008 (“EESA”) have been enacted in an effort to restore confidence and stability in the financial markets. The Housing and Economic Recovery Act provides support for homeowners, including a mortgage re-financing program and additional assistance to and regulation of the government-sponsored enterprises involved with housing.  EESA provides the Treasury with up to $700 billion for various measures intended to stabilize the financial markets. A substantial portion of this amount has already been allocated to the government’s purchase of equity positions in U.S. banks for the purpose of increasing their Tier 1 capital, and additional amounts are expected to be used for this purpose. The Treasury, the Federal Reserve and the FDIC are implementing an array of other assistance programs, including guarantees of bank debt, expanded insurance of bank deposits, direct purchases of commercial paper from issuers and insurance for holders of money market funds.

Many of the recently enacted or proposed government measures are far-reaching and without historical precedent. Furthermore, the U.S. government has stated its willingness to implement additional measures as it may see fit to address changes in market conditions. There can be no assurance that any or all of these measures will succeed in stabilizing and providing liquidity to the U.S. financial markets.

Some of the current or future government  measures may have negative consequences for our business and may diminish the opportunities available to us. For example, government support to or assistance for troubled financial services companies may reduce potential M&A opportunities, and government purchases of equity positions in financial companies may satisfy or reduce the immediate need for such companies to engage in other capital-raising transactions or make such companies less attractive candidates for capital raising transactions in the private sector.  The terms on which the government may provide support, such as the requirement for issuance of warrants or limitations on the ability to increase dividends or conduct buy backs, may also diminish the economic benefits available to other potential investors in future private sector transactions.  In addition, to the extent uncertainty may exist regarding the impact or scope of government measures on specific companies, such companies may be limited in their ability to proceed with recapitalization or restructuring proposals or other alternatives until such uncertainty is removed. As many of these government initiatives have only recently been implemented or have yet to be implemented, we cannot currently foresee or prepare for all the consequences of these initiatives.

Lack of sufficient liquidity or access to capital could impair our business and financial condition.

Liquidity, or ready access to funds, is essential to financial services firms. Failures of financial institutions have often been attributable in large part to insufficient liquidity.  Liquidity is of particular importance to our trading business, where we carry securities inventories for the purpose of market making and proprietary trading .  We have no long-term or short-term debt rating, no outstanding liquidity lines of credit and no revolving or other similar funding agreements.  In times where credit resources may be limited or unavailable, such as the current environment, we may not be able to borrow for liquidity purposes on reasonable terms or at all.  Also, perceived or rumored liquidity issues may affect our customers and counterparties’ willingness to engage in transactions with us.

Our liquidity could be impaired because of circumstances that we may be unable to control, such as operating losses, a general market disruption or an operational problem that affects our trading customers, third parties or us.  Further, our ability to sell assets may be impaired if market liquidity is generally unavailable for particular assets or if other market participants are seeking to sell similar assets at the same time.

Historically, we have satisfied our need for funding from internally generated funds, sales of shares of our common stock to our employees and to the public in our initial public offering and short term loans from third parties.  As a result of the low level of leverage which we have traditionally employed in our business model, we have not been forced to significantly curtail our business activities as a result of lack of credit sources and we believe that our capital resources are currently sufficient to continue to support our current business activities.  In the event existing internal and external financial resources did not satisfy our needs, we might have to seek additional outside financing. The availability of outside financing will depend on a variety of factors, such as our financial condition and results of operations, the availability of acceptable collateral, market conditions, the general availability of credit, the volume of trading activities, the overall availability of credit to the financial services industry.  Similarly, our access to funds may be impaired if regulatory authorities take significant action against us.

Fair value issues will present continuing challenges.

We maintain inventories of securities as a market maker of equity and fixed income securities.  We also hold various trust preferred and debt securities issued by financial institutions which were purchased for inclusion in future pools of such securities in our PreTSL product.  In addition we make investments in various privately placed securities, including restricted debt and equity securities and interests in certain private investment partnerships or similar entities.   Certain of these securities are highly illiquid due to their inherent nature or contractual or other restrictions on resale.  In the present market environment, even the markets for transferable instruments have become substantially more illiquid. As a result, the valuation of such securities held for inclusion in future pools, held in our secondary market trading inventory or held for investment is complex and involves a comprehensive process, including, in the case of certain securities or tranches of pooled securities, the use of quantitative modeling and management judgment.  Valuation of these securities will also continue to be influenced by external market and other factors, including implementation of recent SEC and FASB guidance on fair value accounting, issuer specific credit deteriorations and deferral and default rates, rating agency actions, and the prices at which observable market transactions occur. The current market environment significantly limits our ability to mitigate our exposures by selling or hedging our exposures.  Our future results of operations and financial condition may continue to be adversely affected by the valuation adjustments that we apply to our portfolio of these securities.

The soundness of other financial institutions could adversely affect us.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. We have exposure to many different counterparties, and we routinely execute transactions with counterparties, including brokers and dealers, commercial banks, investment banks, mutual and hedge funds, and other institutional clients. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions. Many of these transactions expose us to credit risk in the event of default of our counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due us. We have not suffered any material or significant losses as a result of the failure of any financial counterparty at the present time.  There is no assurance that any such losses would not materially and adversely affect our results of operations.

Our risk management policies and procedures may leave us exposed to unidentified or unanticipated risks.

Our risk management strategies and techniques may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk.  We are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations.  These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure, breach of contract or other reasons.  We are also subject to the risk that our rights against third parties may not be enforceable in all circumstances.  As an introducing broker to clearing firms, we are responsible to the clearing firm and could be held responsible for the defaults or misconduct of our customers.  Although we review credit exposures to specific clients, customers and counterparties and to specific industries and regions that we believe may present credit concerns, default risk may arise from events or circumstances that are difficult to detect or foresee.  In addition, concerns about, or a default by, one institution could lead to significant liquidity problems, losses or defaults by other institutions, which in turn could adversely affect us.  In addition to our credit risks described above, we are subject to various market, interest rate, inflation and operational risks, including those described under “—Difficult market conditions have adversely affected the financial services industry, which is the industry on which we focus,” “— Our operations and infrastructure may malfunction or fail,” “— Committing our own capital in our underwriting, trading and other businesses increases the potential for significant losses,” and “— We may be adversely affected by changes in services and products provided by third parties and increases in related costs.”  While we attempt to mitigate these risks through our risk management policies, if any of the variety of instruments, processes and strategies we utilize to manage our exposure to various types of risk are not effective, we may incur significant losses.  See Item 7A — “Quantitative and Qualitative Disclosure About Market Risks” - of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, incorporated by reference herein.

Committing our own capital in our underwriting, trading and other businesses increases the potential for significant losses.

We have occasionally invested in our clients’ capital markets transactions, including several of the most recent financial institution recapitalization transactions.  In certain cases, there may be contractual “lock-up” periods limiting our ability to immediately liquidate our investments. In addition, occasionally we have been asked, with little or no advance marketing to commit our capital to “bought deals” where we purchase large blocks of stock from publicly-traded issuers or their significant stockholders, instead of the more traditional marketed “book building” underwriting process, in which marketing is typically completed before an investment bank commits to purchase securities for resale.  We have participated in this practice and may do so from time to time as opportunities may arise.   The current uncertainties for values of securities of financial service companies makes such practices riskier than in more stable periods.  We may incur losses relating to these transactions.

We also enter into market making, proprietary trading and principal investing transactions in which we commit our capital.  The number and size of these transactions may materially affect our results of operations in a given period.  We may also incur significant losses from our trading activities due to market fluctuations and volatility from quarter to quarter.  We maintain trading positions in the fixed income and equity markets to facilitate client trading activities and engage in proprietary trading for our own account.  To the extent that we own assets, i.e., have long positions, in any of those markets, a downturn in the value of those assets or in those markets could result in losses from a decline in the value of those long positions.  Conversely, to the extent that we have sold assets we do not own, i.e., have short positions, in any of those markets, an upturn in those markets could expose us to potentially unlimited losses as we attempt to cover our short positions by acquiring assets in a rising market.

We have made and may continue to make principal investments in private equity funds and other illiquid investments, which are typically private limited partnership interests and securities that are not publicly traded.  There is a significant risk that we may be unable to realize our investment objectives by sale or other disposition at attractive prices or that we may otherwise be unable to complete any exit strategy.  In particular, these risks could arise from changes in the financial condition or prospects of the portfolio companies in which investments are made, changes in national or international economic conditions or changes in laws, regulations, fiscal policies or political conditions of countries in which investments are made.  It takes a substantial period of time to identify attractive investment opportunities and then to realize the cash value of such investments through resale.  Even if a private equity investment proves to be profitable, it may be several years or longer before any profits can be realized in cash.

Our ability to retain our professionals is critical to the success of our business, and our failure to do so may materially adversely affect our reputation, business and results of operations.

Our ability to obtain and successfully execute the business mandates that generate a significant portion of our revenues depends upon the personal reputation, judgment, business generation capabilities and project execution skills of our professionals.  Although we do not believe that any one or small number of professionals are critical to our business, our business model is based on the building of long term relationships and our professionals’ personal reputations and relationships with our clients and customers are a critical element in obtaining and executing our engagements.  The investment banking sector is subject to high employee turnover generally.  We have historically encountered intense competition for qualified employees from other companies in the investment banking sector as well as from businesses outside the investment banking industry, such as hedge funds, private equity funds and venture capital funds.  From time to time, we have experienced losses of investment banking, sales and trading, research and other professionals.  Losses of our professionals may occur in the future.  The departure or other loss of any professional who manages substantial client or customer relationships and possesses substantial experience and expertise could impair our ability to secure or successfully complete engagements, which could materially adversely affect our business and results of operations.

We face strong competition, including from entities with significantly more financial and other resources.

The brokerage and investment banking industries are intensely competitive, and we expect them to remain so.  We compete on the basis of a number of factors, including the ability of our professionals, industry expertise, client relationships, business reputation, market focus and quality and price of our products and services.  We have experienced intense price competition in some of our businesses, in particular trading commissions and underwriting spreads.  In addition, pricing and other competitive pressures in investment banking, including the trends toward multiple book-runners, co-managers and multiple financial advisors handling transactions, have continued and could adversely affect our revenues, even as transaction volume has increased in the U.S. market this year.  We believe we may experience competitive pressures in these and other areas in the future as some of our competitors seek to obtain market share by competing on the basis of price.

Our geographic diversity requires us to compete with regional firms with strong localized relationships as well as other national and European specialized firms with financial industry focuses.  In addition, we have faced increasing competition from large full-service firms as the scope of our practice has grown and as such firms have sought revenues from our traditional client base.  We are a relatively small investment bank, and many of our competitors in the brokerage and investment banking industries offer a broader range of products and services, have greater financial and marketing resources, larger customer bases, greater name recognition, larger numbers of senior professionals to serve their clients’ needs and greater global coverage than we have.  These competitors may be better able to respond to changes in the brokerage and investment banking industries, to compete for skilled professionals, to finance acquisitions, to fund internal growth, to commit significant capital to clients’ needs, to access additional capital under more advantageous conditions and to compete for market share generally.

The scale of our competitors has increased in recent years as a result of substantial consolidation among companies in the brokerage and investment banking industries.  In addition, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired underwriting or financial advisory practices and broker-dealers or have merged with other financial institutions.  These firms have the ability to offer a wider range of products than we do, which may enhance their competitive position.  They also have the ability to support investment banking with commercial banking, insurance and other financial services in an effort to gain market share, which has resulted, and could further result, in pricing pressure in our businesses.  In particular, historically, the ability to provide debt financing has become an important advantage for some of our larger competitors and, because we do not provide such financing, we may be unable to compete as effectively for clients in a significant part of the brokerage and investment banking market.  If we are unable to compete effectively with our competitors, our business, financial condition and results of operations will be adversely affected.

The impact of the current market and regulatory environment on trading customers may adversely affect our sales and trading commission revenues.

A relatively small number of our institutional investor customers generate a substantial portion of our sales commissions. If any of our key customers departs or reduces its business with us and we fail to attract new customers that are capable of generating significant trading volumes, our business and results of operations will be adversely affected.

A large number of our institutional investor sales and trading customers are also financial institutions, including hedge funds, banks, insurance companies and institutional money managers.  The majority of transactions conducted with us relate to financial services companies.  The current market environment may cause some of these companies to curtail their investment activities or even cease to do business, which may reduce our commissions.  For example, a number of hedge funds have recently been experiencing significant investor requests to withdraw funds in addition to having to curtail certain investing activities as a result of regulatory limitations on short selling.  Several hedge fund customers have announced their intention to close.

Pricing and other competitive pressures may impair the revenues and profitability of our sales and trading business.

We derive a significant portion of our revenues from our sales and trading business.  Commissions accounted for approximately 38.8%, 28.7% and 31.3%, respectively, of our revenues in 2007, 2006 and 2005.  Along with other securities firms, we have experienced intense price competition in this business in recent years.  In particular, the ability to execute trades electronically, through the Internet and through other alternative trading systems, has increased the pressure on trading commissions and spreads.  We expect this trend toward alternative trading systems and pricing pressures in this business to continue.  We believe we may experience competitive pressures in these and other areas in the future as some of our competitors seek to obtain market share by competing on the basis of price.  In addition, we face pressure from our larger competitors, which may be better able to offer a broader range of complementary products and services to customers in order to win their trading business.  If we are unable to compete effectively with our competitors in these areas, the revenues and profitability of our securities business may decline and our business, financial condition and results of operations may be adversely affected.

As we are committed to maintaining and improving our comprehensive research coverage in the financial services sector to support our sales and trading business, we may be required to make substantial investments in our research capabilities.  In addition to other factors that may adversely affect our results of operations in this area, such as the legal and regulatory factors described under “— Risks Related to Our Industry,” certain recent changes in industry practice are likely to affect our sales and trading business.  A developing trend has been for certain fund managers to enter into arrangements with securities firms under which the fund managers agree to pay separately for trading and research services, a process known as “unbundling.”  Previously, fund managers, like most customers, paid for research through the commissions that they paid for trading services.  As a result of unbundling, securities firms charge lower commissions per trade but receive separate compensation for research that they provide to the fund managers.

We are a party to several unbundling arrangements, and are likely to enter into additional unbundling arrangements in the future.  It is uncertain whether unbundling arrangements will become an industry trend, and if so, to what extent.  If unbundling becomes prevalent, our sales and trading customers may not pay us separately for our research, and if they do, our revenues from these customers may not be the same as they are currently.  If our customers wish to purchase sales and trading and research services separately, we may not be able to market our services on that basis as effectively as some of our competitors, in which case our business could be adversely affected.

Our capital markets and strategic advisory engagements are singular in nature and do not generally provide for subsequent engagements.

Our investment banking clients generally retain us on a short-term, engagement-by-engagement basis in connection with specific capital markets or M&A transactions, rather than on a recurring basis under long-term contracts.  Our business model is based on creating long-term relationships that we hope will lead to repeat business opportunities.  However, our engagements for these transactions are typically singular in nature and our engagements with these clients may not recur.  We must seek out new engagements when our current engagements are successfully completed or are terminated.  As a result, high activity levels in any period are not necessarily indicative of continued high levels of activity in any subsequent period.  If we are unable to generate a substantial number of new engagements that generate fees from the successful completion of transactions, our business and results of operations would likely be adversely affected.

Our operations and infrastructure may malfunction or fail.

Our businesses are highly dependent on our ability to process, on a daily basis, a large number of transactions across diverse markets, and the transactions we process have become increasingly complex.  Our financial, accounting or other data processing systems may fail to operate properly or become disabled as a result of events that are wholly or partially beyond our control, including a disruption of electrical or communications services or our inability to occupy one or more of our buildings.  The inability of our systems to accommodate an increasing volume of transactions could also constrain our ability to expand our businesses.  We are also dependent on the systems and operations of our clearing brokers in the United States and the United Kingdom.  If any of our systems or the systems of clearing brokers do not operate properly or are disabled or if there are other shortcomings or failures in our or their internal processes, people or systems, we could suffer impairment to our liquidity, financial loss, a disruption of our businesses, liability to clients, regulatory intervention or reputational damage.

We also face the risk of operational failure or termination of any of the clearing agents, exchanges, clearing houses or other financial intermediaries we use to facilitate our securities transactions.  Any such failure or termination could adversely affect our ability to effect transactions and to manage our exposure to risk.

In addition, our ability to conduct business may be adversely impacted by a disruption in the infrastructure that supports our businesses and the communities in which we are located.  This may include a disruption involving electrical, communications, transportation or other services used by us or third parties with or through whom we conduct business, whether due to fire, other natural disaster, power or communications failure, act of terrorism or war or otherwise.  Nearly all of our employees in our primary locations work in close proximity to each other.  If a disruption occurs in one location and our employees in that location are unable to communicate with or travel to other locations, our ability to service and interact with our clients and customers may suffer and we may not be able to implement successfully contingency plans that depend on communication or travel.

Our operations also rely on the secure processing, storage and transmission of confidential and other information in our computer systems and networks.  Although we take protective measures and endeavor to modify them as circumstances warrant, our computer systems, software and networks may be vulnerable to unauthorized access, computer viruses or other malicious events that could have a security impact.  If one or more of such events occur, this could jeopardize confidential and other information of us or our clients, customers or counterparties that is processed and stored in, and transmitted through, our computer systems and networks.  Furthermore, such events could cause interruptions or malfunctions in our operations or those of our clients, customers, counterparties or other third parties.  We may be required to expend significant additional resources to modify our protective measures or to investigate and remediate vulnerabilities or other exposures, and we may be subject to litigation and financial losses that are either not insured against or not fully covered through any insurance maintained by us.

We may be adversely affected by changes in services and products provided by third parties and increases in related costs.

Many of our sales, trading and information systems are provided pursuant to agreements with third party vendors.  Although we seek to negotiate agreements with these vendors to obtain such services on reasonable terms, we cannot always negotiate terms which will provide us such services for terms or at prices that are not subject to significant change.  The process of changing to competing services or products can be time consuming, costly and subject to implementation and operational risks.  In certain cases replacement products or services may not be available and we may be forced to accept significant cost increases or seek alternatives that do not provide substantially identical functionality.

Our financial results may fluctuate substantially from period to period, which may impair our stock price.

We have experienced, and expect to experience in the future, significant periodic variations in our investment banking revenues.  These variations may be attributed in part to the fact that our investment banking revenues are typically earned upon the successful completion of a transaction, the timing of which is uncertain and beyond our control.  In most cases we receive little or no payment for investment banking engagements that do not result in the successful completion of a transaction.  As a result, our business is highly dependent on market conditions as well as the decisions and actions of our clients and interested third parties.  For example, a client’s acquisition transaction may be delayed or terminated because of a failure to agree upon final terms with the counterparty, failure to obtain necessary regulatory consents or approval, or board of director or stockholder approvals, failure to secure necessary financing, adverse market conditions or unexpected financial or other problems in the client’s or counterparty’s business.  If the parties fail to complete a transaction on which we are advising or an offering in which we are participating, we will earn little or no revenue from the transaction.  As a result, we are unlikely to achieve steady and predictable earnings on a quarterly basis, which could in turn adversely affect our stock price.

Poor investment performance may reduce revenues and profitability of our asset management operations.

Our revenues in our asset management business are primarily derived from management fees which are based on committed capital and/or assets under management and incentive fees, which are earned if the return of our managed accounts exceeds certain threshold returns.  Our ability to maintain or increase assets under management is subject to a number of factors, including investors’ perception of our past performance, market or economic conditions, competition from other fund managers and our ability to negotiate terms with major investors.

Investment performance is one of the most important factors in retaining existing investors and competing for new asset management business.  Poor investment performance could reduce our revenues and impair our growth.  Even when market conditions are generally favorable, our investment performance may be adversely affected by our investment style and the particular investments that we make.  To the extent our future investment performance is perceived to be poor in either relative or absolute terms, the revenues and profitability of our asset management business will likely be reduced and our ability to raise new funds will likely be impaired.

Strategic investments, acquisitions, entry into new businesses and joint ventures may result in additional risks and uncertainties in our business.

We intend to grow our core businesses primarily through internal expansion.  We may also seek to grow through strategic investments, acquisitions, entry into new businesses or joint ventures.  To the extent we make strategic investments or acquisitions, or enter into new businesses or joint ventures, we would face numerous risks and uncertainties combining or integrating the relevant businesses and systems, including the need to combine accounting and data processing systems and management controls and to integrate relationships with customers and business partners.  In the case of joint ventures, we would be subject to additional risks and uncertainties in that we could be dependent upon, and subject to liability, losses or reputational damage relating to, systems, controls and personnel that are not under our control.  In addition, conflicts or disagreements between us and any joint venture partners could negatively impact our businesses.  We may also face conflicts to the extent that we sponsor the development of other business and commit to provide personnel, capital or benefits from our business relationships to such other businesses.

To the extent we enter into new business activities in the future, these will involve significant start up costs and operational and staffing challenges.  In addition, these activities may use a portion of the time of members of our management which would then be unavailable for the management of our existing businesses.  Certain possible future business activities may require us to raise significant amounts of capital or to obtain other lending sources which efforts may be subject to market conditions at the time.  To the extent we undertake new activities, they may not be successful and any investments we make in these new activities may not retain their value or achieve positive returns.

To the extent that we pursue business opportunities outside the United States, we will be subject to political, economic, legal, operational and other risks that are inherent in operating in a foreign country, including risks of possible nationalization, expropriation, price controls, capital controls, exchange controls and other restrictive governmental actions, as well as the outbreak of hostilities.  In many countries, the laws and regulations applicable to the securities and financial services industries are uncertain and evolving, and it may be difficult for us to determine the exact requirements of local laws in every market.  Our inability to remain in compliance with local laws in a particular foreign market could have a significant and negative effect not only on our businesses in that market but also on our reputation generally.  We are also subject to the enhanced risk that transactions we structure might not be legally enforceable in the relevant jurisdictions.

Growth of our business could result in increased costs.

Over the past several years, we have experienced significant growth in our business activities, including launching European-focused operations and opening a London office.  This growth has required and will continue to require increased investment in management personnel, financial and management systems and controls and facilities, which, in the absence of continued revenue growth, would cause our operating margins to decline from current levels.  As we have grown and continue to grow, the need for additional compliance, documentation and risk management procedures and internal controls has increased throughout our business.  Implementation of these changes will require the incurrence of additional expenses, including the hiring of additional personnel and the adoption of new compliance procedures and controls.  The implementation of such additional policies and procedures may not prevent us from experiencing a material loss or other liability, including regulatory sanction.

In addition, we may incur significant expenses in connection with any expansion of our investment banking, sales and trading, research and asset management businesses or in connection with any strategic acquisitions and investments, if and to the extent they arise from time to time.  If our revenues do not increase sufficiently, or even if our revenues increase but we are unable to manage our expenses, we will not achieve and maintain profitability in future periods.

Investments by our directors, officers, employees and our employee profit sharing retirement plan may conflict with the interests of our stockholders.

Our executive officers, directors and employees and our employee profit sharing retirement plan may from time to time invest in or receive a profit interest in private or public companies in which we or one of our affiliates is an investor or for which we provide investment banking services, publish research or act as a market maker.  In addition, through KBW Asset Management, we have organized hedge funds or similar investment vehicles in which our employees are or may become investors and we expect to continue to do so in the future.  There is a risk that, as a result of such investment or profit interest, a director, officer or employee may take actions that conflict with the best interests of our stockholders.

Our tax-qualified employee profit sharing retirement plan offers employees the opportunity to choose among a number of investment alternatives.  One of these, the KBW Fund, has been managed by certain employees and has invested in securities in which we and our customers and employees may also invest.  Substantially all of our employees who have been employed by us for at least three months are participants in the plan.  A substantial portion of the plan investments are currently invested in the KBW Fund.  Historically, the KBW Fund has invested in publicly traded equity and fixed income securities of financial services companies, and we expect that this policy will continue.  Some or all of the employees managing the KBW Fund are participants in the plans investing in the KBW Fund, and are also holders of shares of our common stock.  It is our intention, after satisfaction of customer interest in investments, to continue to provide suitable investment opportunities to the KBW Fund consistent with the management policies of the plan fiduciaries and applicable law (including, without limitation, the fiduciary responsibility requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)).  Accordingly, from time to time, there may be cases in which an investment opportunity is made available to the employee profit sharing retirement plan which is not also made available to us (or in which availability is limited) as principal.

Our policies and procedures may limit the investment opportunities for our company.

We have in place compliance procedures and practices designed to protect the confidentiality of client and customer information and to ensure that inside information is not used for making our investment decisions.  These procedures and practices may from time to time exceed legal requirements and may limit the freedom of our employees to make potentially profitable investments for us.  Moreover, certain rules, such as best execution rules, and fiduciary obligations to customers and our profit-sharing plan under ERISA and other applicable law, may cause us to forego certain investment opportunities.

We are a holding company and depend on our subsidiaries for dividends, distributions and other payments.

As a holding company, we may require dividends, distributions and other payments from our subsidiaries to fund payments on our obligations, including debt obligations.  As a result, regulatory actions could impede access to funds that we need to make payments on obligations or dividend payments.  In addition, because we hold equity interests in our subsidiaries, our rights as an equity holder to the assets of these subsidiaries are subordinated to any claims of the creditors of these subsidiaries.  None of our subsidiaries had any long term indebtedness to any third party.

Our broker-dealer subsidiaries are subject to regulatory net capital requirements.

Keefe, Bruyette & Woods, Inc., our U.S. broker-dealer subsidiary, is subject to the net capital requirements of the Securities and Exchange Commission, or SEC, and various self-regulatory organizations of which it is a member.  These requirements typically specify the minimum level of net capital a broker-dealer must maintain and also mandate that a significant part of its assets be kept in relatively liquid form.  Any failure to comply with these net capital requirements could impair our ability to conduct our core business as a brokerage firm.  At this time we have significant capital in excess of these requirements.  There are similar financial requirements of the Financial Services Authority (“FSA”) in the United Kingdom related to the activities of Keefe, Bruyette & Woods Limited.  Furthermore, the U.S. and U.K. broker dealer subsidiaries are subject to laws that authorize regulatory bodies to block or reduce the flow of funds from them to our company.

Risks Related to Our Industry

Risks associated with regulatory impact on capital markets.

Highly-publicized financial scandals in recent years have led to investor concerns over the integrity of the U.S. financial markets, and have prompted Congress, the SEC, the NYSE and Nasdaq to significantly expand corporate governance and public disclosure requirements.  To the extent that private companies, in order to avoid becoming subject to these new requirements, decide to forgo initial public offerings, our equity underwriting business may be adversely affected.  These factors, in addition to adopted or proposed accounting, capitalization, risk management, executive compensation, disclosure and other potential rules and regulations that may be enacted in response to the crisis affecting the banking system and financial markets, and as part of the implementation of the EESA, may also have an adverse effect on our business.

Financial services firms have been subject to increased scrutiny over the last several years, increasing the risk of financial liability and reputational harm resulting from adverse regulatory actions.

Firms in the financial services industry have experienced increased scrutiny in recent years from a variety of regulators, including the SEC, the NYSE and FINRA, state securities commissions and state attorneys general.  FINRA was created in July 2007 through the consolidation of the NASD and the member regulation, enforcement and arbitration functions of the NYSE.  The activities of our UK subsidiary, Keefe, Bruyette & Woods Limited, are subject to regulation by the FSA which has continued to refine and expand the scope of its regulations of the financial services industry.  Our UK business has experienced significant expansion over a relatively short period, which requires us to devote increasing resources to our compliance efforts and subjects us to additional regulatory risks in the UK.  Penalties and fines sought by regulatory authorities have increased substantially over the last several years.  This regulatory and enforcement environment has created uncertainty with respect to a number of transactions that had historically been entered into by financial services firms and that were generally believed to be permissible and appropriate.  We may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations.  We also may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other U.S. or foreign governmental regulatory authorities or self-regulatory organizations that supervise the financial markets.  Our failure to comply or have complied with applicable laws or regulations could result in fines, suspensions of personnel or other sanctions, including revocation of the registration of us or any of our subsidiaries.  Even if a sanction imposed against us or our personnel is small in monetary amount, the adverse publicity arising from the imposition of sanctions against us by regulators could harm our reputation and cause us to lose existing clients or fail to gain new clients.  Substantial legal liability or significant regulatory action against us could have material adverse financial effects or cause significant reputational harm to us, which could seriously harm our business prospects.

In addition, financial services firms are subject to numerous conflicts of interests or perceived conflicts.  The SEC and other federal and state regulators have increased their scrutiny of potential conflicts of interest.  We have adopted various policies, controls and procedures to address or limit actual or perceived conflicts and regularly seek to review and update our policies, controls and procedures.  However, appropriately dealing with conflicts of interest is complex and difficult and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with conflicts of interest.  Our policies and procedures to address or limit actual or perceived conflicts may also result in increased costs, additional operational personnel and increased regulatory risk.  Failure to adhere to these policies and procedures may result in regulatory sanctions or client or customer litigation.

The effort to combat money laundering and terrorist financing is a priority in governmental policy with respect to financial institutions.  The obligation of financial institutions, including ourselves, to identify their customers, watch for and report suspicious transactions, respond to requests for information by regulatory authorities and law enforcement agencies, and share information with other financial institutions, has required the implementation and maintenance of internal practices, procedures and controls which have increased, and may continue to increase, our costs.  Any failure with respect to our programs in this area could subject us to serious regulatory consequences, including substantial fines, and potentially other liabilities.

Asset management businesses have experienced a number of highly publicized regulatory inquiries concerning market timing, late trading and other activities that focus on the mutual fund industry.  These inquiries have resulted in increased scrutiny within the industry and new rules and regulations for mutual funds, investment advisers and broker-dealers.  Although we do not act as an investment adviser to mutual funds, the regulatory scrutiny and rulemaking initiatives may result in an increase in operational and compliance costs or the assessment of significant fines or penalties against our asset management business, and may otherwise limit our ability to engage in certain activities.

Our exposure to legal liability is significant, and damages that we may be required to pay and the reputational harm that could result from legal or regulatory action against us could materially adversely affect our businesses.

We face significant legal risks in our businesses and, in recent years, the volume of claims and amount of damages sought in litigation and regulatory proceedings against financial institutions have been increasing.  These risks include potential liability under securities or other laws for materially false or misleading statements made in connection with securities offerings and other transactions, potential liability for “fairness opinions” and other advice we provide to participants in strategic transactions and disputes over the terms and conditions of complex trading arrangements.  We are also potentially subject to claims arising from disputes with employees.  These risks often may be difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time.

We depend to a large extent on our reputation for integrity and high-caliber professional services to attract and retain clients and customers.  As a result, if a client or customer is not satisfied with our services, it may be more damaging in our business than in other businesses.  Moreover, our role as advisor to our clients on important underwriting or M&A transactions involves complex analysis and the exercise of professional judgment, including rendering “fairness opinions” in connection with mergers and other transactions.  Therefore, our activities may subject us to the risk of significant legal liabilities to our clients and aggrieved third parties, including shareholders of our clients who could bring securities class actions against us.  Our investment banking engagements typically include broad indemnities from our clients and provisions to limit our exposure to legal claims relating to our services, but these provisions may not protect us or may not be enforceable in all cases.  As a result, we may incur significant legal and other expenses in defending against litigation and may be required to pay substantial damages for settlements and adverse judgments.  Substantial legal liability or significant regulatory action against us could have a material adverse effect on our results of operations or cause significant reputational harm to us, which could seriously harm our business and prospects.

Regulatory inquiries and subpoenas or other requests for information or testimony in connection with litigation may require incurrence of significant expenses, including fees for legal representation and fees associated with document production.  These costs may be incurred even if we are not a target of the inquiry or a party to litigation.

There have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry in recent years, and we run the risk that employee misconduct could occur at our company.  For example, misconduct by employees could involve the improper use or disclosure of confidential information, which could result in regulatory sanctions and serious reputational or financial harm.  It is not always possible to deter employee misconduct and the precautions we take to detect and prevent this activity may not be effective in all cases, and we may suffer significant reputational harm for any misconduct by our employees.

Risks Related to This Offering and Our Shares

The SEC’s emergency order banning the effecting of short sales in our stock has expired and our stock price could be negatively impacted.

Prior to the SEC’s emergency order of September 18, 2008 prohibiting short sales in our stock and the stock of other financial services companies, our stock price had been adversely affected by short selling.  The expiration of the SEC’s prohibition may lead to a resumption of aggressive short sales with an adverse effect on our stock price.

We are controlled by our employee stockholders whose interests may differ from those of other stockholders.

Our employees collectively own a majority of the total shares of common stock entitled to vote and our executive officers collectively own approximately 11.1% of the total shares of our outstanding common stock as of September 30, 2008. Following this offering (assuming the sale of all shares offered by this prospectus supplement), our employees collectively will continue to own a majority of our outstanding shares of common stock and our executive officers collectively will own approximately 9.2% of our common stock.  The percentage of employee holdings may increase as result of the practice since our initial public offering (“IPO”) of paying a portion of annual bonuses to certain employees in the form of restricted stock.  Although our stockholders’ agreement does not contain any provisions regarding the voting of common stock owned by any of our employees, a relatively small group of employees may be able to elect our entire board of directors, control our management and policies and, in general, determine without the consent of the other stockholders the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets.  Such persons initially will be able to prevent or cause a change in control of our company.  These actions may be taken even if other stockholders oppose them.

Provisions of our organizational documents may discourage an acquisition of our company.

Our organizational documents contain provisions that will impede the removal of directors and may discourage a third party from making a proposal to acquire our company.  For example, our board of directors may, without the consent of stockholders, issue preferred stock with greater voting rights than the common stock.  If a change of control or change in management that stockholders might otherwise consider to be favorable is prevented or delayed, the market price of our common stock could decline.  Other provisions of our organizational documents and Delaware corporate law impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. See “Description of Capital Stock—Anti Takeover Effects of Our Expected Amended and Restated Certificate of Incorporation and Bylaws and Delaware Law” for a discussion of these anti takeover provisions.

Future sales of our common stock could cause our stock price to decline.

Sales of substantial amounts of common stock by our employees and other stockholders, or the possibility of such sales, may adversely affect the price of our common stock and impede our ability to raise capital through the issuance of additional equity securities.  As of October 31, 2008, 19,863,221 shares are subject to sale restrictions set forth in our Stockholders’ Agreement, which generally restricts sales of common stock through the fifth anniversary of our IPO in November 2011.  As of October 31, 2008, 3,746,249 unvested IPO Restricted Stock Awards and Bonus Restricted Stock Awards also remain outstanding.  Generally, trading restrictions under the Stockholders Agreement are removed on 25% of the shares covered at the time of our IPO on each of the second, third, fourth and fifth anniversaries of the IPO.  Restrictions on trading IPO Restricted Stock Awards terminate upon vesting of 25% on the second anniversary of the IPO, 35% on the third anniversary and 40% on the fourth anniversary.  One third of the Bonus Restricted Shares generally are freed from trading restrictions on each of the first, second and third anniversaries of their issuance (usually in February of each year). Sales of shares of common stock by our officers and employees upon the lapsing of these sale restrictions may result in a decrease in the trading price of our common stock and restrict our ability to raise capital through the issuance of equity securities.  These various restrictions may be changed by the Board of Directors.

We do not expect to pay any cash dividends in the foreseeable future.

We intend to retain any future earnings to fund the operation and expansion of our business and, therefore, we do not anticipate paying cash dividends in the foreseeable future.  Accordingly, you must rely on sales of your shares of common stock after price appreciation, which may never occur, as the only way to realize any future gains in your investment.  Investors seeking cash dividends should not purchase our common stock.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

We have made statements in this prospectus supplement, the accompanying prospectus and in the documents that are incorporated by reference herein that are forward-looking statements.  In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms and other comparable terminology.  These forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies, the identification of market opportunities and anticipated trends in our business.  These statements are only predictions based on our current expectations and projections about future events.  There are or may be important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the historical or future results, level of activity, performance or achievements expressed or implied by such forward-looking statements.  These factors include, but are not limited to, those discussed under the section entitled “Risk Factors” in this prospectus supplement.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements.  Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements.  You should not rely upon forward-looking statements as predictions of future events.  We are under no duty to update any of these forward-looking statements after the date of filing of this prospectus supplement to conform such statements to actual results or revised expectations.

USE OF PROCEEDS

All of the shares of common stock offered by this prospectus supplement are being sold by the selling stockholders.  We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

DIVIDEND POLICY

We do not anticipate that we will pay any cash dividends on our common stock in the foreseeable future.  We intend to retain all available funds and any future earnings to fund the development and growth of our businesses.

SELLING STOCKHOLDERS

The following table sets forth as of September 30, 2008 certain information regarding the beneficial ownership of our common stock:

•	immediately prior to this offering; and

•	as adjusted to reflect the sale of shares of our common stock offered by this prospectus supplement:

•	each of the directors and named executive officers individually;

•	all directors and executive officers as a group; and

•	each of our selling stockholders.

In accordance with the rules of the SEC, “beneficial ownership” includes voting or investment power with respect to securities.  The percentage of beneficial ownership for the following table is based on 34,543,747 shares of common stock that were outstanding as of September 30, 2008 (which includes 1,337,300 shares underlying vested restricted stock units).  Unless otherwise indicated, the address for each person listed below is:  c/o KBW, Inc. 787 Seventh Avenue, New York, New York 10019.  To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Shares Beneficially Owned	Shares Beneficially Owned After Resale
Name of Beneficial Owner	Number	Percent	Shares offered hereby	Number	Percent
Directors and Executive Officers:
John G. Duffy(1)	1,090,615	3.16%	188,897	901,718	2.61%
Andrew M. Senchak(2)	1,099,335	3.18%	200,000	899,335	2.60%
Thomas B. Michaud	984,665	2.85%	221,441	763,224	2.21%
Mitchell B. Kleinman(3)	301,970	*	30,000	271,970	*
Robert Giambrone(4)	218,024	*	15,000	203,024	*
Christopher M. Condron	11,968	*	-	11,968	*
Daniel M. Healy	11,968	*	-	11,968	*
James K. Schmidt	5,476	*	-	5,476	*
Michael J. Zimmerman	2,492	*	-	2,492	*
All Directors and Executive Officers as a group (9 persons)
	3,726,513	10.79%	655,338	3,071,175	8.89%

Other Selling Stockholders:
Scott R. Anderson(5)	395,065	1.14%	89,502	305,563	*
J. Peter J. Bang(6)	47,245	*	7,768	39,477	*
Joseph P. Beebe	223,417	*	25,000	198,417	*
Joseph S. Berry(7)	725,842	2.10%	163,628	562,214	1.63%
Joseph J. Berry Trusts(8)	563,300	1.63%	135,538	427,762	1.24%
Maurice Beshlian	57,284	*	10,000	47,284	*
Julian Bird	91,720	*	12,320	79,400	*
Daniel J. Browne Jr.	24,300	*	3,784	20,516	*
Bernard Caffrey(9)	9,278	*	801	8,477	*
Frederick Cannon	58,001	*	4,204	53,797	*
Kent D. Carstater	94,729	*	23,682	71,047	*
Charles Crowley(10)	208,039	*	49,288	158,751	*
Dennis M. Curran(11)	17,357	*	1,989	15,368	*
Jacqueline Day	4,934	*	682	4,252	*
Alberto DeAlmeida Jr.	222,506	*	50,783	171,723	*
Albert DiAntonio(12)	177,226	*	31,000	146,226	*

Shares Beneficially Owned	Shares Beneficially Owned After Resale
Name of Beneficial Owner	Number	Percent	Shares offered hereby	Number	Percent
John G. Duffy 2008 GRAT(13)	300,000	*	75,000	225,000	*
Duffy Family Trusts (14)	302,367	*	66,800	235,567	*
Mark Eccles-Williams	83,342	*	18,877	64,465	*
Jeffrey D. Evans(15)	187,008	*	34,300	152,708	*
Brian M. Furbish(16)	290,735	*	71,435	219,300	*
Clifford Gallant(17)	165,884	*	33,476	132,408	*
Christopher J. Ghari	8,950	*	1,600	7,350	*
Eric Grubelich(18)	347,102	1.00%	77,563	269,539	*
Eric Grubelich 2006 GRAT(19)	118,649	*	29,663	88,986	*
Robert J. Haggard	21,954	*	2,989	18,965	*
Harold T. Hanley, III Living Trust	101,695	*	25,424	76,271	*
Jefferson Harralson(20)	88,604	*	13,976	74,628	*
William Spencer Hawkins	113,652	*	18,727	94,925	*
James T. Healey Jr.(21)	498,800	1.44%	98,800	400,000	1.16%
James T. Healy, Jr. Insurance Trust(22)	150,523	*	25,523	125,000	*
Cecily A. Hewes(23)	14,930	*	2,796	12,134	*
John N. Howard Jr.	761,058	2.20%	180,322	580,736	1.68%
Stephen E.H. Howard	94,356	*	14,739	79,617	*
James Hutson	32,889	*	4,300	28,589	*
Peter C. Jachym(24)	196,643	*	32,782	163,861	*
Brian Kavanagh	70,483	*	9,385	61,098	*
Steven P. Kent(25)	368,247	1.07%	87,097	281,150	*
Alexander P. Krasutsky(26)	43,378	*	7,278	36,100	*
Seth A. Kurland	28,957	*	1,000	27,957	*
Jean-Pierre Lambert	49,142	*	7,214	41,928	*
Robert A. Lee	58,574	*	9,202	49,372	*
Patrick J. Long	103,751	*	10,750	93,001	*
James C. Mabry IV(27)	532,809	1.54%	123,648	409,161	1.18%
Michael MacDonald	92,610	*	1,677	90,933	*
Peter G. McCorry(28)	70,226	*	12,729	57,497	*
Diane Merdian Revocable Trust	37,668	*	9,417	28,251	*
Vasco Moreno	213,539	*	30,541	182,998	*
John T. Morgan	52,042	*	8,891	43,151	*
Evan Morris	106,479	*	15,448	91,031	*
David Olitsky	93,679	*	10,000	83,679	*
Linda M. Orlando	40,175	*	6,450	33,725	*
Mark R. Pawlak(29)	28,381	*	4,827	23,554	*
James and Vicki Penny Revocable Trust	634,121	1.84%	95,100	539,021	1.56%
Robert G. Planer Jr.	493,387	1.43%	320,000	173,387	*
Douglas L. Reidel(30)	107,727	*	23,243	84,484	*
Douglas L. Reidel Living Trust(31)	79,765	*	19,942	59,823
Jason Robins	105,301	*	16,265	89,036	*
Gregory A. Root(32)	44,795	*	5,376	39,419	*
Angus Runciman	38,080	*	6,000	32,080	*
Dean W. Rybeck(33)	969,034	2.81%	238,649	730,385	2.11%
Dean W. Rybeck 2006 GRAT(34)	200,451	*	50,112	150,339	*
Eric S. Savitch	52,444	*	4,643	47,801	*
Jeffrey R. Schuman(35)	152,717	*	28,327	124,390	*
Andrew M. Senchak GRATs(36)	1,010,500	2.93%	200,000	810,500	2.35%
Bain D. Slack Jr.(37)	34,553	*	5,537	29,016	*
Lauren Smith	136,321	*	21,000	115,321	*
Richard W. Smith	110,289	*	23,650	86,639	*
Joseph J. Spalluto	821,514	2.38%	205,378	616,136	1.78%
Joseph J. Spalluto Qualified Annuity Trusts(38)	99,086	*	24,772	74,314	*
Robert D. Sprotte(39)	78,793	*	5,000	73,793	*

Shares Beneficially Owned	Shares Beneficially Owned After Resale
Name of Beneficial Owner	Number	Percent	Shares offered hereby	Number	Percent
Nicholas T. Stafford(40)	51,495	*	8,901	42,594	*
Robert J. Stapleton(41)	525,976	1.52%	131,469	394,507	1.14%
Mark Thomas	202,912	*	42,248	160,664	*
Matthew Tonge	15,578	*	2,645	12,933	*
Courtney Webber	99,094	*	8,000	91,094	*
Jay M. Weintraub	110,196	*	7,000	103,196	*
Peter J. Wirth	1,079,194	3.12%	100,000	979,194	2.83%
Jeffrey J. Wishner	73,787	*	12,500	61,287	*
Richard Wynne-Griffith	130,672	*	20,888	109,784	*
Marcello Zanardo	52,986	*	5,160	47,826	*
Stacy Zimring	17,114	*	1,400	15,714	*

All Other Selling Stockholders as a group (80 persons)(42)
	15,204,718	44.02%	3,167,042	12,037,676	34.85%

All Selling Stockholders as a group (85 persons)(42)
	17,286,460	50.04%	3,480,580	13,805,880	39.97%
______________
*	Less than 1% of our outstanding shares of common stock.
(1)
Includes (a) 390,012 shares of common stock which are directly beneficially owned by Mr. Duffy, (b) 98,236 shares of common stock which are indirectly beneficially owned by Mr. Duffy and held by the John G. Duffy 2007 Grantor Retained Annuity Trust (“GRAT”), of which Mr. Duffy is the trustee and from which he receives an annuity, (c) 300,000 shares of common stock which are indirectly beneficially owned by Mr. Duffy and held by the John G. Duffy 2008 GRAT, of which Mr. Duffy is the trustee and from which he receives an annuity and (d)  302,367 shares held in the aggregate by twelve trusts for the benefit of Mr. Duffy’s children, over which Mr. Duffy has no voting or investment control (Mr. Duffy disclaims any beneficial ownership of these 302,367 shares). The number of shares sold in this offering includes (a) 47,097 shares of common stock which are directly beneficially owned by Mr. Duffy, (b) 75,000 shares of common stock which are indirectly owned by Mr. Duffy and held by the John G. Duffy 2008 GRAT (which sale is referenced on the table above and on footnote 13 below), and (c) 66,800 shares of common stock held in the aggregate by twelve trusts for the benefit of Mr. Duffy’s children, over which Mr. Duffy has no voting or investment control (which sale is referenced on the table above and on footnote 14 below).

(2)
Includes (a) 88,835 shares of common stock which are directly beneficially owned by Mr. Senchak, (b) 811,954 shares of common stock which are indirectly beneficially owned by Mr. Senchak and held by the Andrew M. Senchak 2006 Grantor Retained Annuity Trust (“GRAT”), of which Mr. Senchak is the trustee and from which he receives an annuity, and (c) 198,546 shares of common stock which are indirectly beneficially owned by Mr. Senchak and held by the Andrew M. Senchak 2007 GRAT, of which Mr. Senchak is the trustee and from which he receives an annuity. The number of shares sold in this offering includes (a) 175,000 shares of common stock which are indirectly owned by Mr. Senchak and held by the Andrew M. Senchak 2006 GRAT (which sale is referenced on the table above and on footnote 40 below) and (b) 25,000 shares of common stock which are indirectly owned by Mr. Senchak and held by the Andrew M. Senchak 2007 GRAT (which sale is referenced on the table above and on footnote 36 below).

(3)
Includes (a) 243,060 shares of common stock which are directly beneficially owned by Mr. Kleinman, of which 30,000 shares are being sold in this offering, and (b) 58,910 shares of common stock which are indirectly beneficially owned by Mr. Kleinman and held by Merrill Lynch FBO Mitchell B. Kleinman IRA, none of which are being sold in this offering.

(4)
Includes (a) 195,105 shares of common stock which are directly beneficially owned by Mr. Giambrone, of which 15,000 shares are being sold in this offering, and (b) 22,919 shares of common stock which are indirectly beneficially owned by Mr. Giambrone and held by Pershing FBO Robert Giambrone IRA, none of which are being sold in this offering.

(5)
Includes (a) 384,315 shares of common stock which are directly beneficially owned by Mr. Anderson, of which 86,814 shares are being sold in this offering, and (b) 10,750 shares of common stock which are indirectly beneficially owned by Mr. Anderson and held by Pershing FBO Scott R. Anderson IRA, of which 2,688 shares are being sold in this offering.

(6)
Includes (a) 43,375 shares of common stock which are directly beneficially owned by Mr. Bang, of which 6,800 shares are being sold in this offering, and (b) 3,870 shares of common stock which are indirectly beneficially owned by Mr. Bang and held by Pershing FBO Peter J. Bang IRA, of which 968 shares are being sold in this offering.

(7)
Includes (a) 162,542 shares of common stock which are directly beneficially owned by Mr. Berry, and (b) 563,300 shares of common stock held in the aggregate by five trusts of which Mr. Berry is co-trustee with sole voting and investment control over our shares of common stock and from which he receives an annuity (which sale is referenced on the table above and on footnote 8 below). The number of shares being sold in this offering by Mr. Berry includes (a) 28,090 shares which are directly beneficially owned by Mr. Berry, and (b) 135,538 shares which are being sold by the Joseph J. Berry Trusts (which sale is referenced on footnote 8 below).

(8)
The Joseph J. Berry Trusts are five trusts of which Mr. Berry is co-trustee with sole voting and investment control over our shares of common stock and from which he receives an annuity. The 563,300 common shares owned by the Joseph J. Berry Trusts include: (a) 174,150 common shares beneficially owned by the Article I Disclaimer Trust under Joseph J. Berry Irrevocable Insurance Trust, of which 43,538 shares are being sold in this offering; (b) 193,500 common shares beneficially owned by the Marital Trust under Article III B of the Will of Joseph J. Berry, of which 48,375 shares are being sold in this offering; (c) 77,400 common shares beneficially owned by the Article I Non-Exempt Trust under Joseph J. Berry Irrevocable Insurance Trust, of which 19,350 shares are being sold in this offering; (d) 73,100 common shares beneficially owned by the Joseph J. Berry Annual Gifting Trust, of which 18,275 shares are being sold in this offering; and

(e) 45,150 common shares beneficially owned by the Article I GST Exempt Trust under the Joseph J. Berry Irrevocable Insurance Trust, of which 6,000 shares are being sold in this offering. The total number of shares beneficially owned and sold by the Joseph J. Berry Trusts was included in the number of shares beneficially owned and sold by Mr. Berry, as further described in footnote 7 above.
(9)
Includes (a) 8,203 shares of common stock which are directly beneficially owned by Mr. Caffrey, of which 801 shares are being sold in this offering, and (b) 1,075 shares of common stock which are indirectly beneficially owned by Mr. Caffrey and held by Pershing FBO Bernard Caffrey IRA, none of which are being sold in this offering.

(10)
Includes (a) 167,103 shares of common stock which are directly beneficially owned by Mr. Crowley, of which 39,054 shares are being sold in this offering, and (b) 40,936 shares of common stock which are indirectly beneficially owned by Mr. Crowley and held by Pershing FBO Charles Crowley IRA, of which 10,234 shares are being sold in this offering.

(11)
Includes (a) 13,143 shares of common stock which are directly beneficially owned by Mr. Curran, of which 1,989 shares are being sold in this offering, and (b) 4,214 shares of common stock which are indirectly beneficially owned by Mr. Curran and held by Pershing FBO Dennis M. Curran IRA, none of which are being sold in this offering.

(12)
Includes (a) 107,652 shares of common stock which are directly beneficially owned by Mr. DiAntonio, of which 24,026 shares are being sold in this offering, and (b) 69,574 shares of common stock which are indirectly beneficially owned by Mr. DiAntonio and held by Pershing FBO Albert DiAntonio IRA, of which 16,974 shares are being sold in this offering.

(13)
Mr. Duffy is the trustee of the John G. Duffy 2008 GRAT, from which he receives an annuity. The total number of shares beneficially owned and sold by the John G. Duffy 2008 GRAT was included in the number of shares beneficially owned and sold by Mr. Duffy, as further described in footnote 1 above.

(14)
The Duffy Family Trusts are twelve trusts for the benefit of Mr. Duffy’s children, over which Mr. Duffy has no voting or investment control (Mr. Duffy disclaims any beneficial ownership of the 302,367 common shares beneficially owned by the Duffy Family Trusts). The 302,367 common shares owned by the Duffy Family Trusts include: (a) 47,902 common shares beneficially owned by the John G. Duffy 1999 Inter Vivos Trust f/b/o Brian Duffy of which 11,000 common shares are being sold in this offering, (b) 47,859 common shares beneficially owned by the John G. Duffy 1999 Inter Vivos Trust f/b/o Caitlin Duffy of which 11,000 common shares are being sold in this offering; (c) 47,902 common shares beneficially owned by the John G. Duffy 1999 Inter Vivos Trust f/b/o Kara  Duffy of which 11,000 common shares are being sold in this offering, (d) 47,902 common shares beneficially owned by the John G. Duffy 1999 Inter Vivos Trust f/b/o Kevin Duffy of which 11,000 common shares are being sold in this offering; (e) 21,700 common shares beneficially owned by the 2006 Duffy Family Trust f/b/o Brian Duffy of which 4,700 common shares are being sold in this offering; (f) 21,701 common shares beneficially owned by the 2006 Duffy Family Trust f/b/o Caitlin Duffy of which 4,700 common shares are being sold in this offering; (g) 21,701 common shares beneficially owned by the 2006 Duffy Family Trust f/b/o Kara Duffy of which 4,700 common shares are being sold in this offering; (h) 21,700 common shares beneficially owned by the 2006 Duffy Family Trust f/b/o Kevin Duffy of which 4,700 common shares are being sold in this offering; (i) 6,000 common shares beneficially owned by the 2007 Duffy Family GST Trust f/b/o Brian Duffy of which 1,000 common shares are being sold on this offering; (j) 6,000 common shares beneficially owned by the 2007 Duffy Family GST Trust f/b/o Caitlin Duffy of which 1,000 common shares are being sold on this offering; (k) 6,000 common shares beneficially owned by the 2007 Duffy Family GST Trust f/b/o Kara Duffy of which 1,000 common shares are being sold on this offering; (l) 6,000 common shares beneficially owned by the 2007 Duffy Family GST Trust f/b/o Kevin Duffy of which 1,000 common shares are being sold on this offering. The total number of shares beneficially owned and sold by the Duffy Family Trusts was included in the number of shares beneficially owned and sold by Mr. Duffy, as further described in footnote 1 above.

(15)
Includes (a) 157,811 shares of common stock which are directly beneficially owned by Mr. Evans, of which 27,000 shares are being sold in this offering, and (b) 29,197 shares of common stock which are indirectly beneficially owned by Mr. Evans and held by Pershing FBO Jeffrey D. Evans IRA, of which 7,300 shares are being sold in this offering.

(16)
Includes (a) 286,134 shares of common stock which are directly beneficially owned by Mr. Furbish, of which 70,284 shares are being sold in this offering, and (b) 4,601 shares of common stock which are indirectly beneficially owned by Mr. Furbish and held by Pershing FBO Brian M. Furbish IRA, of which 1,151 shares are being sold in this offering.

(17)
Includes (a) 156,381 shares of common stock which are directly beneficially owned by Mr. Gallant, of which 31,100 shares are being sold in this offering, and (b) 9,503 shares of common stock which are indirectly beneficially owned by Mr. Gallant and held by Pershing FBO Clifford Gallant IRA, of which 2,376 shares are being sold in this offering.

(18)
Includes (a) 176,853 shares of common stock which are directly beneficially owned by Mr. Grubelich, (b) 118,649 shares of common stock which are indirectly beneficially owned by Mr. Grubelich and held by the Eric Grubelich 2006 GRAT, of which Mr. Grubelich is the trustee and from which he receives an annuity, and (c) 51,600 shares of common stock which are indirectly beneficially owned by Mr. Grubelich and held by Pershing FBO Eric Grubelich IRA. The number of shares sold in this offering includes (a) 35,000 shares of common stock which are directly beneficially owned by Mr. Grubelich, (b) 29,663 shares of common stock which are indirectly owned by Mr. Grubelich and held by the Eric Grubelich 2006 GRAT (which sale is referenced on the table above and on footnote 19 below) and (c)  12,900 shares of common stock indirectly beneficially owned by Mr. Grubelich and held by Pershing FBO Eric Grubelich IRA.

(19)
Mr. Grubelich is the trustee of the Eric Grubelich 2006 GRAT, from which he receives an annuity. The total number of shares beneficially owned and sold by the Eric Grubelich 2006 GRAT was included in the number of shares beneficially owned and sold by Mr. Grubelich, as further described in footnote 20 above.

(20)
Includes (a) 79,402 shares of common stock which are directly beneficially owned by Mr. Harralson, of which 11,675 shares are being sold in this offering, and (b) 9,202 shares of common stock which are indirectly beneficially owned by Mr. Harralson and held by Pershing FBO Jefferson Harralson IRA, of which 2,301 shares are being sold in this offering.

(21)
Includes (a) 348,277 shares of common stock which are directly beneficially owned by Mr. Healy and (b) 150,523 shares of common stock which are indirectly beneficially owned by Mr. Healy and held by the James T. Healy, Jr. Insurance Trust, of which Mr. Hanley is the trustee and from which he receives an annuity. The number of shares sold in this offering includes (a) 73,277 shares of common stock which are directly beneficially owned by Mr. Healy, and (b) 25,523 shares of common stock which are indirectly owned by Mr. Healy and held by the James T. Healy, Jr. Insurance Trust (which sale is referenced on the table above and on footnote 22 below).

(22)
Mr. Healy is the trustee of the James T. Healy, Jr. Insurance Trust, from which he receives an annuity. The total number of shares beneficially owned and sold by the James T. Healy, Jr. Insurance Trust was included in the number of shares beneficially owned and sold by Mr. Healy, as further described in footnote 21 above.

(23)
Includes (a) 10,415 shares of common stock which are directly beneficially owned by Ms. Hewes, of which 1,667 shares are being sold in this offering, and (b) 4,515 shares of common stock which are indirectly beneficially owned by Ms. Hewes and held by Pershing FBO Cecily A. Hewes IRA, of which 1,129 shares are being sold in this offering.

(24)
Includes (a) 145,516 shares of common stock which are directly beneficially owned by Mr. Jachym, of which 20,000 shares are being sold in this offering, and (b) 51,127 shares of common stock which are indirectly beneficially owned by Mr. Jachym and held by Pershing FBO Peter C. Jachym IRA, of which 12,782 shares are being sold in this offering.

(25)
Includes (a) 290,847 shares of common stock which are directly beneficially owned by Mr. Kent, of which 67,747 shares are being sold in this offering, and (b) 77,400 shares of common stock which are indirectly beneficially owned by Mr. Kent and held by Pershing FBO Steven P. Kent IRA, of which 19,350 shares are being sold in this offering.

(26)
Includes (a) 41,658 shares of common stock which are directly beneficially owned by Mr. Krasutsky, of which 7,278 shares are being sold in this offering, and (b) 1,720 shares of common stock which are indirectly beneficially owned by Mr. Krasutsky and held by Pershing FBO Alexander P. Krasutsky IRA, none of which are being sold in this offering.

(27)
Includes (a) 470,932 shares of common stock which are directly beneficially owned by Mr. Mabry, of which 108,178 shares are being sold in this offering, and (b) 61,877 shares of common stock which are indirectly beneficially owned by Mr. Mabry and held by Pershing FBO James C. Mabry IV IRA, of which 15,470 shares are being sold in this offering.

(28)
Includes (a) 53,800 shares of common stock which are directly beneficially owned by Mr. McCorry, of which 8,622 shares are being sold in this offering, and (b) 16,426 shares of common stock which are indirectly beneficially owned by Mr. McCorry and held by Pershing FBO Peter G. McCorry IRA, of which 4,107 shares are being sold in this offering.

(29)
Includes (a) 15,997 shares of common stock which are directly beneficially owned by Mr. Pawlak, of which 1,731 shares are being sold in this offering, and (b) 12,384 shares of common stock which are indirectly beneficially owned by Mr. Pawlak and held by Pershing FBO Mark R. Pawlak IRA, of which 3,096 shares are being sold in this offering.

(30)
Includes (a) 17,212 shares of common stock which are directly beneficially owned by Mr. Reidel, (b) 79,765 shares of common stock which are indirectly beneficially owned by Mr. Reidel and held by the Douglas L. Reidel Living Trust, of which Mr. Reidel is the trustee and from which he receives an annuity, and (c) 10,750 shares of common stock which are indirectly beneficially owned by Mr. Reidel and held by Pershing FBO Douglas L. Reidel IRA. The number of shares sold in this offering includes (a) 613 shares of common stock which are directly beneficially owned by Mr. Reidel, (b) 19,942 shares of common stock which are indirectly owned by Mr. Reidel and held by the Douglas L. Reidel Living Trust (which sale is referenced on the table above and on footnote 31 below), and (c) 2,688 shares of common stock which are indirectly beneficially owned by Mr. Reidel and held by Pershing FBO Douglas L. Reidel IRA.

(31)
Mr. Reidel is the trustee of the Douglas L. Reidel Living Trust, from which he receives an annuity. The total number of shares beneficially owned and sold by the Douglas L. Reidel Living Trust was included in the number of shares beneficially owned and sold by Mr. Reidel, as further described in footnote 30 above.

(32)
Includes (a) 29,745 shares of common stock which are directly beneficially owned by Mr. Root, of which 1,613 shares are being sold in this offering, and (b) 15,050 shares of common stock which are indirectly beneficially owned by Mr. Root and held by Pershing FBO Gregory A. Root IRA, of which 3,763 shares are being sold in this offering.

(33)
Includes (a) 768,583 shares of common stock which are directly beneficially owned by Mr. Rybeck and (b) 200,451 shares of common stock which are indirectly beneficially owned by Mr. Rybeck and held by the Dean W. Rybeck 2006 Grantor Retained Annuity Trust (“GRAT”), of which Mr. Rybeck is the trustee and from which he receives an annuity. The number of shares sold in this offering includes (a) 188,537 shares of common stock which are directly beneficially owned by Mr. Rybeck and (b) 50,112 shares of common stock which are indirectly owned by Mr. Rybeck and held by the Dean W. Rybeck 2006 GRAT (which sale is referenced on the table above and on footnote 34 below).

(34)
Mr. Rybeck is the trustee of the Dean W. Rybeck 2006 GRAT, from which he receives an annuity. The total number of shares beneficially owned and sold by the Dean W. Rybeck 2006 GRAT was included in the number of shares beneficially owned and sold by Mr. Rybeck, as further described in footnote 33 above.

(35)
Includes (a) 130,830 shares of common stock which are directly beneficially owned by Mr. Schuman, of which 28,327 shares are being sold in this offering, and (b) 21,887 shares of common stock which are indirectly beneficially owned by Mr. Schuman and held by Pershing FBO Jeffrey R. Schuman IRA, none of which are being sold in this offering.

(36)
The Andrew M. Senchak GRATs are two trusts of which Mr. Senchack is the trustee with sole voting and investment control over our shares of common stock and from which he receives an annuity. The 1,010,500 common shares owned by the Andrew M. Senchak GRATs include: (a) 811,954 common shares beneficially owned by the Andrew M. Senchak 2006 GRAT, of which 175,000 shares are being sold in this offering, and (b) 198,546 common shares beneficially owned by the Andrew M. Senchak 2007 GRAT, of which 25,000 shares are being sold in this offering. The total number of shares beneficially owned and sold by the Andrew M. Senchak GRATs was included in the number of shares beneficially owned and sold by Mr. Senchak, as further described in footnote 2 above.

(37)
Includes (a) 32,145 shares of common stock which are directly beneficially owned by Mr. Slack, of which 5,537 shares are being sold in this offering, and (b) 2,408 shares of common stock which are indirectly beneficially owned by Mr. Slack and held by Pershing FBO Bain D. Slack Jr. IRA, none of which are being sold in this offering.

(38)
The Joseph J. Spalluto Qualified Annuity Trusts are three trusts for the benefit of Mr. Spalluto’s daughters, over which Mr. Spalluto has no voting or investment control. The 99,086 common shares owned by the Joseph J. Spalluto Qualified Annuity Trusts include: (a) 33,029 common shares beneficially owned by the the Joseph J. Spalluto Qualified Annuity Trust f/b/o Maureen Spalluto of which 8,258 common shares are being sold in this offering, (b) 33,029 common shares beneficially owned by the the Joseph J. Spalluto Qualified Annuity Trust f/b/o Carolyn G. Spalluto of which 8,257 common shares are being sold in this offering, and (c) 33,029 common shares beneficially owned by the the Joseph J. Spalluto Qualified Annuity Trust f/b/o Caitlin F. Spalluto of which 8,257 common shares are being sold in this offering.

(39)
Includes (a) 65,893 shares of common stock which are directly beneficially owned by Mr. Sprotte, of which 5,000 shares are being sold in this offering, and (b) 12,900 shares of common stock which are indirectly beneficially owned by Mr. Sprotte and held by Pershing FBO Robert D. Sprotte IRA, none of which are being sold in this offering.

(40)
Includes (a) 45,475 shares of common stock which are directly beneficially owned by Mr. Stafford, of which 7,396 shares are being sold in this offering, and (b) 6,020 shares of common stock which are indirectly beneficially owned by Mr. Stafford and held by Pershing FBO Nicholas T. Stafford, of which 1,505 shares are being sold in this offering.

(41)
Includes (a) 482,976 shares of common stock which are directly beneficially owned by Mr. Stapleton, of which 120,719 shares are being sold in this offering, and (b) 43,000 shares of common stock which are indirectly beneficially owned by Mr. Stapleton and held by Pershing FBO Robert J. Stapleton, of which 10,750 shares are being sold in this offering.

(42)	The number of persons includes the number of trusts. The total number of shares excludes shares held by trusts which were included in the number of shares beneficially owned or sold by individuals.

DESCRIPTION OF CAPITAL STOCK

General Matters

The following description of our common stock and preferred stock and the relevant provisions of our certificate of incorporation and by-laws are summaries thereof and are qualified in their entirety by reference to our amended and restated certificate of incorporation and by-laws, copies of which have been filed with the SEC as exhibits to our registration statement, of which this prospectus supplement forms a part, and applicable law.

Our authorized capital stock consists of 140,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

As of September 30, 2008, there were 33,206,447 shares of our common stock outstanding (this amount (1) includes 3,746,249 shares of unvested restricted stock but (2) excludes 1,337,300 shares of common stock underlying outstanding restricted stock units).

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and do not have cumulative voting rights.  Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor.  See “Dividend Policy.”  In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.  The common stock has no preemptive or conversion rights or other subscription rights.  There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

The board of directors has the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders.  The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.  At present, we have no plans to issue any preferred stock.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Bylaws and Delaware Law

Some provisions of Delaware General Corporation Law, or DGCL, and our amended and restated certificate of incorporation and bylaws could make the following more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids.  These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.  We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.

Election and Removal of Directors

Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes.  At each of our annual meetings of stockholders, the successors of the class of directors whose term expires at that meeting of stockholders will be elected for a three-year term, one class being elected each year by our stockholders.  In addition, our directors will only be able to be removed for cause by vote of the holders of not less than 80% of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors.  This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the board of directors.

Size of Board and Vacancies

Our amended and restated certificate of incorporation and bylaws provide that, subject to the rights of any holders of preferred stock to elect additional directors under specified circumstances, the number of directors on our board of directors will be fixed exclusively by our board of directors.  Newly created directorships resulting from any increase in our authorized number of directors or any vacancies in our board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled by the majority vote of our remaining directors in office.

Elimination of Stockholder Action by Written Consent

Our amended and restated certificate of incorporation, subject to the rights of any holders of preferred stock to elect additional directors under specified circumstances, eliminates the right of our stockholders to act by written consent.  Stockholder action must take place at the annual or a special meeting of our stockholders.

Stockholder Meetings

Under our bylaws, subject to the rights of the holders of any outstanding series of preferred stock, only our chairman of the board or the board of directors pursuant to a resolution by a majority of the total number of directors we would have if there were no vacancies on the board may call special meetings of our stockholders.  Stockholders are not permitted to call, or to require that our chairman or our board of directors call, a special meeting of stockholders.  Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of meeting.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

Supermajority Voting

Our amended and restated certificate of incorporation provides that amendments to provisions involving stockholder action by written consent, the number and tenure of directors, removal of directors, amendments to the company’s bylaws and the supermajority amendment provision of the amended and restated certificate of incorporation shall require an affirmative vote of the holders of not less than 80% of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.  Our amended and restated certificate of incorporation provides that amendments to the bylaws may be made either (i) by a vote of a majority of the board of directors or (ii) by a vote of the holders of not less than 80% of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

No Cumulative Voting

Our amended and restated certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock

The authorization of our undesignated preferred stock makes it possible for our board of directors to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.  These and other provisions may have the effect of deferring hostile takeovers or delaying changes of control of our management.

Delaware Anti-Takeover Law

We are subject to the “business combination” provisions of Section 203 of the DGCL.  In general, such provisions prohibit a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless

•	the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•
on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder.  In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock.  The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Limitation of Liability and Indemnification Matters

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.  A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.  The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

Our amended and restated certificate of incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by law, as in effect from time to time.  Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•	any transaction from which the director derived an improper personal benefit.

Our bylaws and our amended and restated certificate of incorporation provide that, to the fullest extent permitted by the DGCL, as now in effect or as amended, we will indemnify and hold harmless any person made or threatened to be made a party to any action by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was our director or officer, or while our director or officer is or was serving, at our request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by us, whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director or officer, employee or agent.  We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision; provided however, that if the DGCL so requires, the payment of expenses incurred by an officer or director in his or her capacity as an officer or director in advance of the final disposition of a proceeding will be made only when we receive an undertaking by or on behalf of such person to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us.  Any amendment of this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

We have policies insuring our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers.  Under these policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is The Bank of New York Mellon.

PLAN OF DISTRIBUTION

The shares of common stock offered by this prospectus supplement and the accompanying prospectus may be sold from time to time by the selling stockholders (or by their pledges, donees, transferees or other successors in interests) directly, or alternatively, through broker-dealers acting as underwriters, dealers or agents.  The shares of common stock may be sold on the New York Stock Exchange, in the over-the-counter market or otherwise, in one or more transactions at fixed prices (which may be changed), at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.  The sales may be made by one or more, or a combination, of the following methods:

•	a block trade in which the selling stockholders’ broker-dealer will attempt to sell the shares as agent, but may resell all or a portion of the block as a principal to facilitate the transaction;

•	a broker-dealer may purchase the common stock as a principal and then resell the common stock for its own account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	privately negotiated transactions;

•	by pledge to secure debts or other obligations;

•	through the issuance of derivative securities, including warrants, exchangeable securities, forward delivery contracts and the writing of options;

•	to cover hedging transactions;

•	underwritten offerings; or

•	any other legally available means.

The selling stockholders may select broker-dealers – including Keefe, Bruyette & Woods, Inc. – to sell their shares.  Broker-dealers that the selling stockholders engage may arrange for other broker-dealers to participate to selling the shares.  The selling stockholders may give these broker-dealers commissions, discounts or other concessions in amounts to be negotiated at the time of sale.  In connection with these sales and except as disclosed in the next paragraph, the participating broker-dealers, as well as the selling stockholders (and certain pledgees, donees, transferees and other successors in interest), may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933 (the “Securities Act”) in connection with the sales of the shares.  Accordingly, any commission, discount or other concession received by them and any profit on the resale of the shares received by them may be deemed to be “underwriting discounts or commissions” under the Securities Act.

Any of the shares of common stock held by the selling stockholders that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus supplement.

We or the selling stockholders may have agreements with the participating broker-dealers to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the participating broker-dealers may be required to make.

In connection with an offering, any participating broker-dealers may purchase and sell common stock in the open market.  These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales.  Short sales involve the sale by the participating broker-dealers of a greater number of shares than they own or are required to purchase in an offering.  Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while an offering is in progress.

The participating broker-dealers also may impose a penalty bid.  This occurs when a particular broker-dealer repays to the others a portion of the underwriting discount or other concession received by it because the broker-dealers have repurchased shares sold by or for the account of that broker-dealer in stabilizing or short-covering transactions.

These activities by the participating broker-dealers may stabilize, maintain or otherwise affect the market price of the common stock.  As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market.  If these activities are commenced, they may be discontinued by the participating broker-dealers at any time.  These transactions may be effected on the NYSE or any other exchange or automated quotation system, if the common stock is listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

The participating broker-dealers may be customers of or lenders to, and may engage in transactions with and perform services for, KBW, Inc. and its subsidiaries in the ordinary course of business.

Keefe, Bruyette & Woods, Inc., our broker-dealer subsidiary, is a member of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and may offer shares for sale in the United States.  Accordingly, offerings of the shares of our common stock will conform to the requirements of NASD Rule 2720.  Rule 2720 imposes certain requirements when a FINRA member, such as Keefe, Bruyette & Woods, Inc. distributes an affiliated company’s securities.  Keefe, Bruyette & Woods, Inc. has advised KBW, Inc. that each particular offering of shares in which it participates will comply with the applicable requirements of Rule 2720.

Neither Keefe, Bruyette & Woods, Inc. nor any other member of FINRA is permitted to sell shares in an offering to an account over which it exercises discretionary authority without the prior written approval of the customer to which the account relates.

Because Keefe, Bruyette & Woods, Inc. is a member of the NYSE and because of its relationship to KBW, Inc., it is not permitted under the rules of the NYSE to make markets in or recommendations regarding the purchase or sale of our common stock.

VALIDITY OF THE SHARES

In connection with particular offerings of the shares of our common stock in the future, and if stated in the applicable supplement to this prospectus supplement, the validity of those shares may be passed upon for KBW, Inc. by Sidley Austin llp, New York, New York and for any underwriters, dealers or agents by Sidley Austin llp or other counsel named in the applicable supplement.

Sidley Austin llp has in the past represented and continues to represent KBW, Inc. on a regular basis and in a variety of matters.  Sidley Austin llp also performed services for KBW, Inc. in connection with the offering of the shares described in this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov.  You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Washington D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Our common stock is listed and traded on the New York Stock Exchange, or “NYSE.”  You may also inspect the information we file with the SEC at the NYSE’s offices at 20 Broad Street, New York, New York 10005.  Information about us, including our SEC filings, is also available at our Internet site at http://www.kbw.com.  However, the information on our Internet site is not a part of this prospectus supplement or the accompanying prospectus.

This prospectus supplement is part of a registration statement filed by us with the SEC.  The full registration statement can be obtained from the SEC as indicated above, or from us.

The SEC allows us to “incorporate by reference” in this prospectus supplement the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated or deemed to be incorporated by reference is considered to be a part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement.  We incorporate by reference in this prospectus supplement the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” prior to the termination of the offering under this prospectus supplement; provided, however, that, except as set forth below, we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•	Our Annual Report on Form 10-K for the year ended December 31, 2007;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

•	Our Current Reports on Form 8-K filed on February 6, 2008, June 9, 2008 and October 22, 2008; and

•	The description of our common stock contained in our Registration Statement on Form 8-A filed November 8, 2006.

You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus supplement (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:

Alan Oshiki
Investor Relations
KBW, Inc.
787 Seventh Avenue
New York, New York, 10019
(866) 529-2339

PROSPECTUS

KBW, Inc.

Common Stock

Preferred Stock

Depositary Shares

Senior Debt Securities

Subordinated Debt Securities

Warrants

Stock Purchase Contracts

Stock Purchase Units
_____________

We may offer from time to time shares of our common stock, shares of our preferred stock, depositary shares, senior debt securities, subordinated debt securities, warrants, stock purchase contracts, or stock purchase units covered by this prospectus independently, or together in any combination that may include other securities set forth in an accompanying prospectus supplement, for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. In addition, selling shareholders to be named in a prospectus supplement may offer, from time to time, shares of our common stock.

We will provide specific terms of any offering of these securities in supplements to this prospectus.  The securities may be offered separately or together in any combination and as separate series.  You should read this prospectus and any prospectus supplement, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus, carefully before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol “KBW.”
________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
________________________

We or any selling shareholder may offer and sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods.  We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities.  If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts.  Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

________________________

The date of this prospectus is September 5, 2008.

TABLE OF CONTENTS

Prospectus

We have not authorized any person to give any information or to make any representation in connection with this offering other than those contained or incorporated or deemed to be incorporated by reference in this prospectus, and, if given or made, such information or representation must not be relied upon as having been so authorized.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.  Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof, that the information contained herein is correct as of any time subsequent to its date, or that any information incorporated or deemed to be incorporated by reference herein is correct as of any time subsequent to its date.

(i)

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or “SEC,” as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act.  Under the automatic shelf process, we may, over time, sell any combination of the securities described in this prospectus or in any applicable prospectus supplement in one or more offerings.  This prospectus provides you with a general description of the securities we may offer.  The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus.  Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents.  The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus only provides you with a general description of the securities we may offer.  Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities.  The prospectus supplement may also add, update or change information contained in this prospectus.  You should read both this prospectus and any prospectus supplement, together with the documents incorporated and deemed to be incorporated by reference in this prospectus and the additional information described below under the heading “Where You Can Find More Information.”

When we refer to “KBW,” “KBW, Inc.,”  “our company,” “we,” “us” or “our” in this prospectus or when we otherwise refer to ourselves in this prospectus, we mean KBW, Inc., a Delaware corporation, and its consolidated subsidiaries, unless the context otherwise indicates.

________________________

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov.  You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Washington D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Our common stock is listed and traded on the New York Stock Exchange, or “NYSE”. You may also inspect the information we file with the SEC at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Information about us, including our SEC filings, is also available at our Internet site at http://www.kbw.com. However, the information on our Internet site is not a part of this prospectus or any accompanying prospectus supplement.

The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated or deemed to be incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus.  We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•	Our Annual Report on Form 10-K for the year ended December 31, 2007;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008;

•	Our Current Reports on Form 8-K filed on February 6, 2008 and June 9, 2008; and

•	The description of our common stock contained in our Registration Statement on Form 8-A filed November 8, 2006.

You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:

Alan Oshiki
Investor Relations
KBW, Inc.
787 Seventh Avenue
New York, New York, 10019
(866) 529-2339

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, the documents incorporated by reference in this prospectus and other written reports and oral statements made from time to time by our company may contain “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks described in our periodic reports filed with the SEC, which are incorporated by reference in this prospectus, including those discussed in “Item 1A – Risk Factors” of our Annual Report on Form 10-K.

        We operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

        Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

THE COMPANY

          We are a full service investment bank specializing in the financial services industry. Since our founding in 1962, our commitment to this industry, our long-term relationships with clients and our recognized industry expertise have made us a trusted advisor to our corporate clients and a valuable resource for our institutional investor customers. We have built our reputation for excellence in financial services on the basis of our research platform, our senior professionals, our track record of market innovation, and the strength of our execution capabilities.

          Our business is organized into four general service offerings: (i) investment banking, including mergers and acquisitions (“M&A”) and other strategic advisory services, equity and fixed income securities offerings, structured finance for trust preferred and similar capital securities of financial institutions and mutual thrift conversions, (ii) equity and fixed income sales and trading, with an emphasis on institutional customers investing in the small and mid cap segments, and a wide range of fixed income securities, (iii) research that provides fundamental, objective analysis that identifies investment opportunities and helps our investor customers make better investment decisions, and (iv) asset management, including investment management and other advisory services to institutional clients and private high net worth clients and various investment vehicles.

          Within our full service business model, our focus includes bank and thrift holding companies, banking companies, thrift institutions, insurance companies, broker-dealers, mortgage banks, asset management companies, mortgage and equity real estate investment trusts (“REITs”), consumer and specialty finance firms, financial processing companies and securities exchanges. As of December 31, 2007, our research department covered an aggregate of 569 financial services companies, including 418 companies in the United States and 151 in Europe. Our revenues are derived from a broad range of products and sectors within the financial services industry.

          We emphasize serving investment banking clients in the small and mid cap segments of the financial services industry, market segments that we believe have traditionally been underserved by larger investment banks. We are dedicated to building long-term relationships and growing with our clients, providing them with capital raising opportunities and strategic advice at every stage of their development. We have continued to provide services to many of our clients as they have grown to be large cap financial institutions. In recent years, we have also provided financial advisory services to large cap financial services companies who were not previously long-term investment banking clients. These companies have increasingly sought out independent advice. Our sales force is trained in the analysis of financial services companies and has strong customer relationships with many of the world’s largest institutional investors.

          We operate through a U.S. registered broker-dealer, Keefe, Bruyette & Woods, Inc., a U.S. registered investment advisor, KBW Asset Management, Inc. and Keefe, Bruyette & Woods Limited, an investment firm authorized and regulated by the U.K. Financial Services Authority. We have ten broker-dealer offices with our headquarters in New York City and other offices in Atlanta, Boston, Chicago, Columbus (Ohio), Hartford, Houston, Richmond (Virginia), San Francisco and London. Our asset management company is located in New York City in the same building as our headquarters. Due to the integrated nature of financial markets, we manage our business based on the enterprise as a whole. We do not present revenues by geographic region, as such presentation is impracticable.

          Our company was directly affected by the tragedies of September 11, 2001. Our headquarters in the World Trade Center was destroyed and 67 employees, nearly half of our New York staff, perished that day. Five of our nine board members, including our co-CEO and Chairman, died. The employees of several departments, including equity trading and fixed income sales and trading and research, were nearly completely lost. Despite these losses, the depth of experience and longevity of our employee base and their personal commitment to rebuilding our company left us with people with the knowledge and commitment to continue, renew and significantly grow our business. After September 11, 2001, we actively reconstituted and grew our company from 157 surviving employees to 529 employees as of December 31, 2007.

          Our principal executive office is located at 787 Seventh Avenue, New York, New York 10019, and our telephone number is (212) 887-7777.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table presents the ratio of earnings to fixed charges for us and our consolidated subsidiaries for the periods indicated.

		Year ended December 31,
	Six months ended June 30, 2008	2007	2006	2005	2004	2003

Ratio of earnings to fixed charges(1)	- (2)	3.7 x	7.2 x	3.6 x	13.6 x	21.6 x

_________________________
(1)
The ratio of (losses) / earnings to fixed charges was computed by dividing (losses) / earnings available for fixed charges by fixed charges. Fixed charges consist of interest expense primarily related to collateralized financing transactions and short-term borrowings, and the interest portion of operating lease rental expense (interest factor deemed to be one-third of operating lease rental expense).

(2)
(Losses) / earnings available for fixed charges for the six months ended June 30, 2008 were inadequate to cover total fixed charges. Additional income before income tax expense of $28.2 million would have been necessary to bring the ratio to 1.0.

We do not calculate ratios of earnings to fixed charges and preferred stock dividends at this time because no shares of our preferred stock are issued and outstanding as of the date of this prospectus.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes.  General corporate purposes may include repayment of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries.  Net proceeds may be temporarily invested prior to use. We will not receive the net proceeds of any sales by selling shareholders.

DESCRIPTION OF THE SECURITIES

We may issue from time to time, in one or more offerings, the following securities:

 •  shares of common stock;

•  shares of preferred stock;

•  depositary shares;

•  debt securities, which may be senior or subordinated;

•  warrants;

•  stock purchase contracts; or

•  stock purchase units.

We will set forth in the applicable prospectus supplement a description of the common stock, preferred stock, depositary shares, senior or subordinated debt securities, warrants, stock purchase contracts or stock purchase units that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offering.

SELLING SECURITY HOLDERS

Information about selling security holders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference.

PLAN OF DISTRIBUTION

We may sell the offered securities (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale.  We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

Keefe, Bruyette & Woods, Inc., our wholly-owned subsidiary, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), formerly known as the National Association of Securities Dealers, Inc. (the “NASD”), and may participate in distributions of the offered securities.  Accordingly, offerings of offered securities in which Keefe, Bruyette & Woods, Inc. participates will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the NASD and/or any other rule which might complement or substitute said provision.  Furthermore, any underwriters offering the offered securities will not confirm sales to any accounts over which they exercise discretionary authority without the prior approval of the customer.  In compliance with the guidelines of FINRA, as of the date of this prospectus, the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the offering proceeds.

LEGAL MATTERS

The validity of the securities and certain other matters will be passed upon for us by Sidley Austin llp, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from KBW, Inc.’s Annual Report on Form 10-K and the effectiveness of KBW, Inc.’s internal control over financial reporting have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their reports relating to the consolidated financial statements, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.